Exhibit 10.2
THIRD AMENDMENT
TO THE
AMERIPRISE ADVISOR GROUP DEFERRED COMPENSATION PLAN

WHEREAS, pursuant to its delegation powers, the Compensation and Benefits Committee (the “Committee”) of the Board of Directors of Ameriprise Financial, Inc. (the “Company”) has delegated to the Company’s Executive Vice President of Human Resources the authority to determine the terms and approve non-material changes relating to the Ameriprise Advisor Group Deferred Compensation Plan (the “Plan”), as deemed necessary or appropriate, so long as it does not have a financial impact to the Company in excess of $5 million for any given Plan year; and

WHEREAS, the undersigned officer of the Company deems it necessary and appropriate to make the amendment set forth below in order to clarify the share counting rules under the Plan; and

THEREFORE, the Plan is hereby amended effective as the date and manner noted herein below:

A new Article 1A Available Shares is inserted in its entirety to read as follows, effective as of the execution date of this Amendment, unless the Amendment specifies another effective date for a particular provision:

ARTICLE 1A
Available Shares

1A.01.    Number of Shares.
(a)    Effective as of January 1, 2010, subject to adjustment as provided in Article 1A.02, a total of 3,000,000 shares of Company Stock shall be authorized for issuance under the Plan.
(b)    For purposes of counting shares against the share reserves under this Article 1A.01, credits of Share Units to Plan Accounts will be counted against the reserve on the date of crediting based on the number of Share Units so credited.
(c)    If any Share Units credited to Plan Accounts are forfeited or otherwise terminate without issuance of shares of Company Stock, or any Share Units are settled for cash or otherwise do not result in the issuance of all or a portion of the shares of Company Stock, such shares of Company Stock, to the extent of such forfeiture, termination, cash settlement or non-issuance, will again be available for issuance under the Plan. Effective for Share Units credited to Plan Accounts on or after October 1, 2014, shares tendered or withheld by the Company to satisfy tax withholding requirements upon the vesting or delivery of Share Units shall also become available for issuance under the Plan.

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1A.02.    Anti-Dilution Adjustment. In the event of any change in the outstanding shares of Company Stock by reason of any stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination, subdivision or exchange of shares, a sale by the Company of all or part of its assets, any distribution to stockholders other than a normal cash dividend, or other extraordinary or unusual event, the Committee shall make such adjustment in the class and aggregate number of shares that may be delivered under the Plan as described in Article 1A.01 as may be determined to be appropriate by the Committee, and such adjustments shall be final, conclusive and binding for all purposes of the Plan. Any adjustment or substitution under this Article 1A.02 shall conform to the requirements of Section 409A.
IN WITNESS WHEREOF, the Executive Vice President of Human Resources has caused this Amendment to be executed this 24th day of September, 2014.

AMERIPRISE FINANCIAL, INC.

By /s/ Kelli A. Hunter
Title: Executive Vice President of Human Resources

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